[Exhibit 5 - Opinion of Thelen Reid & Priest LLP]


                    [Letterhead of Thelen Reid & Priest LLP]

April 22, 2004

Manufacturers Marketing Group, Inc.
3 Dundar Road
Springfield, New Jersey  07081

RE: REGISTRATION STATEMENT ON FORM SB-2 (THE "REGISTRATION STATEMENT") OF MANUFACTURERS MARKETING GROUP, INC. (THE "CORPORATION")

Gentlemen:

      We have acted as special securities counsel to the Corporation in connection with the preparation of the Registration Statement filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the sale by the selling shareholders named therein of 470,000 shares of the Corporation's common stock (the "Shares").

      We are furnishing this opinion to you in accordance with Item 601(b)(5) of Regulation S-B promulgated under the Securities Act for filing as Exhibit 5 to the Registration Statement.

      We are familiar with the Registration Statement, and we have examined the Corporation's Articles of Incorporation, as amended to date, the Corporation's Bylaws, as amended to date, copies of the subscription agreements pursuant to which the selling shareholders acquired the Shares, certificates evidencing the Shares, and minutes and resolutions of the Corporation's Board of Directors. We have also examined such other documents, certificates, instruments and corporate records, and such statutes, decisions and questions of law, as we have deemed necessary or appropriate for the purpose of this opinion. In our examination we have assumed the conformity to original documents of documents submitted to us as copies, the genuineness of all signatures and that the documents submitted to us are within the capacity and powers of, and have been validly authorized, executed and delivered by, each party thereto, other than the Corporation. As to the factual matters relating to the receipt of due consideration for the Shares, we have relied on a certificate of the Chief Executive Officer of the Corporation who represented to us that such consideration was in fact received.

      Based upon the foregoing, we are of the opinion that the Shares to be sold by the selling shareholders named in the Registration Statement are validly issued, fully paid and non-assessable.

      Our opinion expressed above is limited to the General Corporation Law of the State of Nevada and the federal laws of the United States of America.
Although we are not members of the bar of the State of Nevada, we base our opinion on our knowledge and familiarity with the provisions of the General Corporation Law of the State of Nevada, which is substantially similar to the Delaware General Corporation Law and the laws of other states and jurisdictions where we are members of the bar.

      We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name, as counsel, therein. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                   Very truly yours,

                                                   /s/ Thelen Reid & Priest LLP
                                                   -----------------------------
                                                   THELEN REID & PRIEST LLP